UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2007

BIOMET, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Indiana	0-12515	35-1418342
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

56 East Bell Drive

Warsaw, Indiana 46582

(Address of Principal Executive Offices, Including Zip Code)

(574) 267-6639

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD.

Biomet, Inc. (the “Company”) hereby furnishes the following information regarding its preliminary unaudited sales for June 2007 that was prepared for internal use and for use in connection with the financing activities related to the Company’s pending transaction with a private equity consortium—which includes affiliates of The Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co. L.P. and TPG Capital L.P. The Sales Per Day information is being provided for period over period comparison purposes as a result of more business days in June 2007 than June 2006.

	Sales (Preliminary)			Sales Per Day (Preliminary)
	June 2006	June 2007	% Change	June 2006	June 2007	% Change
Reconstructive Products	$114.6	$135.4	18.2%	$5.6	$6.3	10.9%
Fixation Devices	17.9	19.6	9.0%	0.9	0.9	0.4%
Spinal Products	15.7	19.6	25.1%	0.8	0.9	14.4%
Other Products	13.3	15.5	16.3%	0.7	0.7	7.1%

Total	$161.5	$190.1	17.7%	$8.0	$8.8	9.8%

Excluding instruments, Total Sales (Preliminary) and Total Sales Per Day (Preliminary) was $190.1 million and $8.8 million, respectively, in June 2007 up from $159.8 million and $7.9 million, respectively, in June 2006.

The above information was prepared solely for internal use and for use in connection with the financing activities related to the pending transaction and not with a view toward public disclosure or toward complying with GAAP or the published guidelines of the Securities and Exchange Commission or the American Institute of Certified Public Accountants. The inclusion in this Form 8-K of June 2007 financial information should not be regarded as an accurate prediction of the Company’s results for the three month period ending August 31, 2007, and they should not be relied on as such. All results for June 2007 should be considered preliminary until complete results for the first quarter ended August 31, 2007 are published or furnished by the Company.

In addition, the Company also provided the financing sources with depreciation and amortization amounts for the Company’s fourth quarter and fiscal year ended May 31, 2007. Depreciation and amortization was $27.6 million and $96.9 million for the fourth quarter and fiscal year ended May 31, 2007, respectively. See the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 9, 2007 for more information about the Company’s financial results for the fourth quarter and fiscal year ended May 31, 2007.

Finally, the Company disclosed to the financing sources that it has identified potential annual cost savings of approximately $65 million, which the Company believes will be fully realized within 24 months. The Company also expects to incur costs of $60 million over the next 24 months associated with planned initiatives.

This Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements are often indicated by the use of words such as “will,” “intend,” “anticipate,” “estimate,” “expect,” “plan” and similar expressions. Forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward looking statements due to, among others, the following factors: the results of ongoing investigations by the United States Department of Justice; the ability to successfully implement new technologies; the Company’s ability to sustain sales and earnings growth; the Company’s success in achieving timely approval or clearance of its products with domestic and foreign regulatory entities; the stability of certain foreign economic markets; the impact of anticipated changes in the musculoskeletal industry and the ability of the Company to react to and capitalize on those changes; the ability of the Company to successfully implement its desired organizational changes; the impact of the Company’s managerial changes; the Company’s inability to satisfy the conditions to closing the pending transaction with LVB Acquisition, LLC (including receiving the requisite number of shares in the tender offer) and the costs and consequences of not closing the transaction; the effect of the pending transaction with LVB Acquisition, LLC on the Company’s business and its relationship with customers, distributors, employees and suppliers; the results and related outcomes of the review by the special committee of Company’s board of directors formed to investigate historical stock option granting practices; developments related to the Company’s internal controls over financial reporting disclosure controls and procedures; and other factors set forth in the Company’s filings with the SEC, including the Company’s most recent annual report on Form 10-K (as amended) and quarterly reports on Form 10-Q. Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events. There can be no assurance as to the accuracy of forward-looking statements contained in this press release. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company’s objectives will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, the reader is cautioned not to place undue reliance on forward-looking statements which speak only as of the date on which they were made.

As provided in General Instruction B.2 of Form 8-K, the information contained in this Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. By furnishing this information, the Company makes no admission as to the materiality of any information in this Form 8-K that is required to be disclosed solely by reason of Regulation FD and makes no assurances that similar information will be furnished in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOMET, INC.

/S/ BRADLEY J. TANDY
By: Bradley J. Tandy
Its: Senior Vice President, General Counsel and Secretary

Date: July 10, 2007